Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-176652 and No. 333-212128) pertaining to the equity plans of WisdomTree Investments, Inc. filed with the Securities and Exchange Commission on September 2, 2011 and June 20, 2016 of our reports dated March 1, 2017, with respect to the consolidated financial statements of WisdomTree Investments, Inc. and Subsidiaries and the effectiveness of internal control over financial reporting of WisdomTree Investments, Inc. and Subsidiaries included in this Annual Report (Form 10-K) for the year ended December 31, 2016.

/s/ Ernst & Young LLP

New York, New York

March 1, 2017